Exhibit 3.23

OPERATING AGREEMENT

OF

MOHEGAN VENTURES WISCONSIN, LLC

A MOHEGAN TRIBE OF INDIANS OF CONNECTICUT LIMITED LIABILITY COMPANY

As of March 1, 2007

MOHEGAN VENTURES WISCONSIN, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (“Operating Agreement”) is made and dated as of this 1st day of March, 2 007 by The Mohegan Tribal Gaming Authority.

The undersigned hereby declares that it shall organize and operate a limited liability company in accordance with the terms of, and subject to the conditions set forth in, this Operating Agreement.

NOW, THEREFORE, for good and valuable consideration, the undersigned, intending legally to be bound, states as follows:

ARTICLE I

DEFINITIONS

Section 1.1 - Definitions. The following capitalized terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein). Other terms are defined in the text of this Operating Agreement; and, throughout this Operating Agreement, those terms shall have the meanings respectively ascribed to them:

(a) “Articles of Organization” shall mean the Articles of Organization of Mohegan Ventures Wisconsin, LLC, as filed with the Commercial Recording Division of the Tribe, as the same may be amended from time to time. A copy of the Articles of Organization are attached hereto as Exhibit A.

(b) “Authority” shall mean the Mohegan Tribal Gaming Authority, an instrumentality of the Tribe.

(c) “Budget” shall mean the annual budget for the Company’s Fiscal Year prepared by the Manager.

(d) “Capital Account” means the Capital Account maintained for the Member in accordance with the following provisions:

(i) To the Member’s Capital Account there shall be credited the Member’s Capital Contributions and distributed Profits.

(ii) To the Member’s Capital Account there shall be debited the amount of the Member’s distributed Losses and cash and the value of any Company property distributed to the Member pursuant to any provision of this Agreement.

(e) “Capital Contribution” shall mean the total amount of cash and the initial value of any property (other than money) contributed to the Company by the Member.

(f) “Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

(g) “Company” shall refer to Mohegan Ventures Wisconsin, LLC.

(h) “Company Interest” shall mean the Member’s one hundred percent (100%) share of the Profits and Losses of, and the right to receive distributions from, the Company, as set forth on Exhibit B.

(i) “Constitution” shall mean the Constitution of the Tribe, the same as may be amended from time to time.

(j) “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; (iii) such Reserves as the Manager deems reasonably necessary to the proper operation of the Company’s business.

(k) “Entity” shall mean a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation or any other legal or commercial entity, the Tribe, the Authority or any national, state or local government or subdivision thereof.

(l) “Fiscal Year” shall mean the Company’s fiscal year, which shall be the year ended September 30.

(m) “Initial Capital Contribution” means the initial contribution to the Capital Account of the Company pursuant to this Operating Agreement as set forth on Exhibit B attached hereto.

(n) “Involuntary Withdrawal” means, with respect to the Member, the occurrence of any of the events set forth in Ordinance No. 2000-08, section 7-7.

(o) “Manager” shall mean the Person designated by the Member to serve as the manager of the Company in accordance with Article VIII hereof. Initially, the Manager shall be the Authority.

(p) “Member” shall mean the party which executes a counterpart of this Operating Agreement as the Member. Initially, the Authority Shall be the sole Member.

(q) “Membership Interest” shall mean all of the rights of the Member in the Company, including the Member’s: (i) Company Interest, (ii) right to inspect the Company’s books and records; (iii) right to appoint and remove the Manager and Officers; and (iv) any other right granted pursuant to this Operating Agreement or Ordinance No. 2000-08.

(r) “MTGA Management Board” shall mean the Management Board of Member.

(s) “Officer” shall mean one or more officers of the Company designated in the manner provided in this Operating Agreement.

(t) “Operating Agreement” shall mean this Operating Agreement as originally executed and as may be amended from time to time.

(u) “Ordinance No. 95-2” shall mean the Ordinance Establishing the Mohegan Tribal Gaming Authority, of the Tribe, approved by the Tribal Council of the Tribe the 15th day of May 1995, as the same may be amended from time to time.

(v) “Ordinance No. 2000-08” shall mean the Mohegan Tribe limited Liability Company Code, Ordinance No. 2000-08, of the Tribe, approved by the Tribal Council of the Tribe the 8th day of November 2000 by resolution number 2000-24, as the same may be amended from time to time.

(w) “Person” shall mean an individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

(x) “Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s income or loss for such year or period, determined in accordance with generally accepted accounting principles consistently applied.

(y) “Related Person” shall be a Person which controls, is controlled by, or is under common control with another Person.

(z) “Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient and reasonable by the Manager for capital expenditures, working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

(aa) “Tribal Council” means the Tribal Council of the Tribe which exercises all the legislative and executive powers of the Tribe.

(bb) “Tribe” shall mean The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe.

(cc) “Voluntary Withdrawal” means the Member’s dissociation with the Company by means other than a sale, assignment or transfer or an Involuntary Withdrawal.

ARTICLE II

SOVEREIGN IMMUNITY

Section 2.1 - No Waiver. Nothing herein and no act, error or omission by the Member, the Company, its Manager, its Officers or any other person acting on their behalf (including the MTGA Management Board and any individual manager thereof) shall be construed as a waiver of sovereign immunity by the Authority or Tribe.

ARTICLE III

FORMATION OF COMPANY

Section 3.1 - Formation. The Company was formed as a limited liability company under Ordinance 2000-08 by the filing of its Articles of Organization with the Commercial Recording Division of the Tribe on March 1st, 2007.

ARTICLE IV

BUSINESS OF COMPANY

Section 4.1 - Permitted Businesses. The Company shall be deemed to exist for the purpose of engaging in all lawful business for which limited liability companies may be formed under the Ordinance No. 2000-08, and to exercise all powers necessary or convenient for such purposes.

ARTICLE V

CONTRIBUTIONS

Section 5.1 - Contributions. Upon execution of this Operating Agreement, the Member shall initially contribute to the Company cash, property or services in the amount as set forth on Exhibit B attached hereto. No interest shall be paid on any Capital Contribution to the Company or on the Member’s Capital Account.

Section 5.2 - No Additional Capital Contributions Required. Generally, the Member may elect but shall not be required to contribute any additional capital to the Company.

Section 5.3 - No Liability. The Member shall have no personal liability for any obligation of the Company. The Member shall not be liable, solely by reason of being a Member of the Company, under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, and shall not be deemed to have consented to the jurisdiction of any such court.

Section 5.4 - Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section 5.5 - Capital Account. In the event of a sale, exchange or transfer of the Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee.

Section 5.6 - Deficit Balance. The Member shall have no liability to restore all or any portion of a deficit balance in its Capital Account.

Section 5.7 - Member, Manager and Officer Liability. None of the Manager, Officers, or any officers, employees or agents of the Tribe, the Authority or the Company shall have any personal liability to the Member for the repayment of any amounts outstanding in the Capital Account of the Member, including, but not limited to, Capital Contributions. Any such payment shall be solely from the assets of the Company.

ARTICLE VI

NAME AND ADDRESS OF MEMBER

Section 6.1 - Members. Member shall be the sole member of the Company as set forth on Exhibit B attached hereto and incorporated herein by reference.

ARTICLE VII

PROFITS, LOSSES & DISTRIBUTIONS

Section 7.1. Officer Fees. Neither the Manager nor any Officer shall be entitled to any fee or compensation for performing any management functions for or on behalf of the Company except as approved by the Member.

Section 7.2. Reserve Funds. The Manager shall have the right to establish and maintain reserve funds in such amount and for such purposes for or on behalf of the Company as the Manager may deem reasonably necessary or desirable, which monies shall neither be considered in determining the cash of the Company available for distribution nor utilized in making any distribution.

Section 7.3. Distributions Generally. Except as provided elsewhere in this Agreement, all distributions of cash or other property shall be made to the Member in the discretion of the Manager.

Section 7.4. Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

ARTICLE VIII

RIGHTS AND DUTIES OF THE MANAGER AND OFFICERS

Section 8.1 - Management. The Manager shall direct, manage and control the business of the Company, subject to the terms of this Operating Agreement. Except for situations in which the approval of the member is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. At any time when there is more than one Manager, any one Manager may exercise all of the powers delegated to the Manager herein and may take any action permitted to be taken by the Manager, unless the approval of the Member or more than one Manager is expressly required pursuant to this Operating Agreement. The Manager may, at its election, appoint Officer(s) to conduct the business and affairs of the Company under the direction of the Manager, and the Manager may delegate its duties hereunder to such Officer(s) to the extent the Manager deems appropriate.

Section 8.2 - Certain Powers of Officers. Without limiting the generality of Section 8.1, Manager shall have power and authority on behalf of the Company:

(i) To acquire property, except that any acquisition of property from a Related Person shall not be on any less favorable terms than such acquisition would be if it were on an arm’s length transaction and except, further, that acquisition of any property at a cost or value greater than five hundred thousand dollars ($500,000.00) shall require the prior written consent of the Member;

(ii) To purchase liability and other insurance to protect the Company’s property and business in accordance with general commercial practices;

(iii) To hold and own any Company real and/or personal properties in the name of the Company;

(iv) To make expenditures in accordance with the Budget, provided that any deviations in any line item, or overall budget, exceeding five percent (5%) shall require the consent of the Manager;

(v) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short term governmental obligations, commercial paper or other investments;

(vi) Upon the prior written consent of the Member, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan;

(vii) To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition in the ordinary course of business of the Company’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary or appropriate, in the opinion of the Manager, to the business of the Company, in each case subject to the other limitations contained in this Operating Agreement;

(viii) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(ix) Subject to oversight by the Member as provided herein, to enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve; and

(x) To do and perform such other acts as may be necessary or appropriate to the conduct of the Company’s business.

Unless authorized to so do by this Operating Agreement or by consent of the Manager, and subject to any consent required by any other provision of this Operating Agreement, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.

Section 8.3 - Bank Accounts. The Manager may from time to time open bank accounts in the name of the Company, and shall be the sole signature(s) required to act thereon, unless the Member approves otherwise.

Section 8.4 - Company Books. In accordance with Section 10.2 herein, the Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents. The Manager and Member shall have the right to inspect and copy such Company documents.

Section 8.5 - Indemnity of Manager and Officers. The Company shall indemnify the Manager and Officers from and against any claim by any third party seeking monetary damages against any such Manager and/or Officer arising out of such Manager and/or Officer’s performance of his/her duties in good faith in accordance with this Operating Agreement and Ordinance No. 2000-08.

Section 8.6 - Resignation. A Manager or Officer of the Company may resign at any time by giving written notice to the Member or Manager, respectively. The resignation of any such Manager or Officer shall take effect upon receipt of notice thereof or at such late time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 8.7 - Removal. Any Officer may be removed at any time, with or without cause, by the Manager or Member. The Manager may be removed at any time, with or without cause, by the Member.

Section 8.8 - Written Actions. Any action permitted to be taken by a Manager may be taken without a meeting if a writing, setting forth the action so taken, shall be signed by the Manager, and said written action shall be filed with the regular minutes of the Company.

ARTICLE IX

MEMBER’S RIGHTS AND OBLIGATIONS

Section 9.1 - Limitation of Liability. The Member’s liability shall be limited as set forth in this Operating Agreement, Ordinance No. 2000-08 and other applicable law.

Section 9.2 - Member Meetings. The Member shall have meetings at such time and place as it shall determine.

Section 9.3 - Member’s Consent. Any action required to be taken by the Member may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Member, and said consent shall be filed with the regular minutes of the Member and the Company.

ARTICLE X

ACCOUNTING, REPORTS

Section 10.1 - Accounting Period. The Company’s accounting period shall be the year ending September 30.

Section 10.2 - Records, Audits and Reports. The Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(i) A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any articles of amendment have been executed;

(ii) Copies of the Company’s federal, state, and local income tax returns and financial statements for the three most recent years, or, if such returns or statements were not prepared for any reason, copies of the information and statements provided to the Member to enable it to prepare any federal, state and local tax returns required of it for such period;

(iii) Copies of the Company’s current effective Operating Agreement and all amendments thereto and copies of any Operating Agreements no longer in effect;

(iv) A writing setting forth the amount of cash, if any, and a statement of the agreed value of other property or services contributed by the Member;

(v) A writing stating events, if any, upon the happening of which the Company is to be dissolved and its affairs wound up; and

(vi) Other writings, if any, prepared pursuant to a requirement in this Operating Agreement.

Section 10.3 - Returns and Other Elections. The Manager shall cause the preparation and timely filing of all returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Member as soon as practical after the end of the Company’s Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Member.

ARTICLE XI

TRANSFERABILITY

Section 11.1 - Transfer by Member.

(i) The Member shall have the right to transfer all or a portion of the Member’s Membership Interest and shall have the power to grant a transferee the right to become a Member.

(ii) The Member shall have the right or power to withdraw voluntarily from the Company.

(iii) Upon the occurrence of an Involuntary Withdrawal, the legal representative or other successor in interest may, at the election of such legal representative or other successor in interest, become a Member.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.1. The Company shall be dissolved and its affairs shall be wound up upon the happening of any of the first to occur of the following:

(i) the written consent of the Member; or

(ii) Voluntary or involuntary Withdrawal of the Member; or

(iii) entry of a decree of final dissolution under the Ordinance No. 2000-08.

As soon as possible following the occurrence of any of the events specified in this Article XII affecting the dissolution of the Company, the Manager shall proceed to wind up the Company’s business in accordance with Ordinance No. 2000-08.

ARTICLE XIII

DISTRIBUTION OF PROCEEDS ON LIQUIDATION

Section 13.1. Upon dissolution, winding up and liquidation of the Company, the assets of the Company shall be liquidated and distributed in the following order of priority:

(i) The claims of creditors other than the Member shall first be satisfied and reserves established as deemed necessary or desirable by the Company;

(ii) All outstanding debts and liabilities owing to the Member shall be repaid; then

(iii) To the Member in accordance with Section 7.3 hereof.

Section 13.2. The Company may be liquidated by either (i) selling the Company assets and distributing the net proceeds therefrom in the manner provided in Section 13.1 and/or (ii) by distributing the assets to the Member. The choice and relative values of the property or money so distributed to the Member, shall be determined by the Member.

Section 13.3. Distributions made pursuant to this Article XIII may be distributed to a trust established for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or the Member arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Member from time to time, in the discretion of the Member, in the same proportion as the amount distributed to such trust by the Company would otherwise have been distributed to the Member pursuant to this Operating Agreement.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1 - Notices; Electronic Transmission and Signatures. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member, as appropriate, to the address set forth in this Operating Agreement or in the records of the Company. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid. To the fullest extent permissible under Tribal Law, written notice or consent shall include notice or consent by electronic transmission, and any signature required may be provided by electronic transmission.

Section 14.2 - Application of Tribal Law. This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the Tribe, and specifically Ordinance 2000-08.

Section 14.3 - Amendments. This Operating Agreement may not be amended except in writing executed by the Member acting through the MTGA Management Board.

Section 14.4 - Execution of Additional Instruments. The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

Section 14.5 - Construction; Gender; Plurals. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

Section 14.6 - Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

Section 14.7 - Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 14.8 - Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 14.9 - Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 14.10 - Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

Section 14.11 - Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any creditor of the Member.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of the 1st day of March, 2007

The Mohegan Tribal Gaming Authority

By:	/s/ Mitchell G. Etess
Mitchell G. Etess
Chief Operating Officer

EXHIBIT A

ARTICLES OF ORGANIZATION

ARTICLES OF ORGANIZATION

DOMESTIC LIMITED LIABILITY COMPANY

Mohegan Tribe Office of Commercial Records Division

5 Crow Hill Road, Uncasville, CT 06382

Space for Office Use only
1. NAME OF LIMITED LIABILITY COMPANY: MOHEGAN VENTURES WISCONSIN, LLC

2. NATURE OF BUSINESS TO BE TRANSACTED OR THE PURPOSE TO BE PROMOTED OR CARRIED OUT:

To engage in any lawful act or activity for which a limited liability company may be formed, including, without limitation, to invest in, own, consult with and/or participate in the development, consulting and/or management of a commercial enterprise to be located in Kenosha, Wisconsin.

3. PRINCIPAL OFFICE ADDRESS: (Provide complete address.) One Mohegan Sun Boulevard, Uncasville, CT 06382
4. APPOINTMENT OF STATUTORY AGENT FOR SERVICE OF PROCESS:
Name of Agent: Michael J. Ciaccio		Business, address: (P.O. Box is not acceptable) One Mohegan Sun Boulevard Uncasville, CT 06382
Residence Address: (P.O. Box is not acceptable) One Mohegan Sun Boulevard Uncasville, CT 06382
Acceptance of Appointment /s/ Michael J. Ciaccio Signature of Agent
5. MANAGEMENT: (Place a check mark next to the following statement only if it applies) ☒ The Management of the limited liability company shall be vested in one or more managers.
6. MANAGER(S) OR MEMBER INFORMATION
Name: Mohegan Tribal Gaming Authority	Title: Sole Member	Residence Address	Business Address
		One Mohegan Sun Boulevard	One Mohegan Sun Boulevard
		Uncasville, CT 06382	Uncasville, CT 06382

7. EXECUTION Dated this 1st day of March 2007
Michael J. Ciaccio		/s/ Michael J. Ciaccio

Print or type name of organizer		Signature

Reference an 8x11 attachment if additional space is required

EXHIBIT B

Member Name and Address	Agreed Initial Contribution	Percentage Interest in Profits, Losses and Distributions

The Mohegan Tribal Gaming Authority 1 Mohegan Sun Boulevard Uncasville, Connecticut 06382-0488	$1,000	100%

	$1,000	100%